Question 77 H.  Changes in control of Registrant

Series 9 - SunAmerica Small-Cap Fund

During the period ended April 30, 2014, the SunAmerica Focused Multi-Asset Strategy Fund, an affiliate of the registrant (the Acquiring Portfolio), acquired shares of the SunAmerica Small-Cap Fund, which is a series of the registrant
(the Acquired Portfolio), through a series of transactions.
As of October 31, 2013 the Acquiring Portfolio owned 0.0% of the Acquired Portfolio. As of April 30, 2014, the Acquiring Portfolio owned approximately 64.7% of the Acquired Portfolio.

During the period ended April 30, 2014, the SunAmerica Focused Balanced Strategy Fund, an affiliate of the registrant (the Acquiring Portfolio), acquired shares of the SunAmerica Small-Cap Fund, which is a series of the registrant (the Acquired Portfolio), through a series of transactions. As of October 31, 2013 the Acquiring Portfolio owned 0.0% of the Acquired Portfolio. As of April 30, 2014, the Acquiring Portfolio owned approximately 34.4% of the Acquired Portfolio.